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                                                                    EXHIBIT 99.1
                         NCO Portfolio Management, Inc.

                           Moderator: Michael Barrist
                                February 10, 2004
                                    10:00 am

Operator:             Good morning. My name is Rebecca, and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the NCO Portfolio Management Fourth
                      Quarter of 2003 Earnings conference call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

                      If you would like to withdraw your question, press the pound key. Thank you. Mr. Barrist, you may begin your conference.

Michael Barrist:      Great. Thank you. And I want to thank everyone
                      for joining the NCO Portfolio Management Fourth Quarter
                      Investor conference call. Statements in this conference call and in our press release issued yesterday other than historical facts are forward-looking statements as defined under Federal Securities Laws. Actual results might differ materially from those projected in the forward-looking statements.

                      Factors that might cause actual results to differ materially are discussed in the Company's earnings press release issued yesterday and the Company's SEC filings including its most recent Form 10K, a copy of which may be obtained from the Company without charge.

                      The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

                      Today's call will be broken into several sections. I'll provide an operational recap of the quarter. I will discuss our current operating environment and provide guidance for the first quarter. And then Rick Palmer, our Chief Financial Officer will provide a detailed financial recap. Then we'll open up for questions.

                      Before I begin my prepared comments on the quarter, I'd like to bring everyone up to date with the previously announced acquisition proposal the company received from NCO Group.

                      On December 15, 2003 we announced that NCO Group and NCO Portfolio Management had entered into an agreement by which NCO Portfolio Management would be merged with a wholly owned subsidiary of NCO Group.
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                      NCO, which owns approximately 63% of the outstanding stock of NCO Portfolio Management would acquire NCPM shares that it does not own in a transaction expected to be a tax-free exchange to stockholders of NCPM.

                      Under the merger agreement, NCPM's minority stockholders will receive 0.36187 shares of NCO common stock for each share of NCPM common stock. NCO will issue approximately
                      1.8 million shares of NCO common stock to NCPM minority stockholders.

                      Under the merger agreement, if the average closing sale price of NCO common stock for the ten day trading period ending on the second day prior to the closing date of the transaction were to be less than $21.50 per share, NCPM would have the right to terminate the merger agreement unless NCO were to agree to improve the exchange ratio so that the NCPM minority stock holders receive that number of shares of NCO common stock with a value equivalent to the $21.50 price based on such ten trading day average stock price.

                      NCO will also assume all outstanding NCPM stock options. Additional details will be set forth in the joint proxy statement prospectus, including the merger agreement between the parties, which will be filed with the Securities & Exchange Commission shortly.

                      We will make no further comments about this transaction during this call and request that investors refrain from asking questions about this transaction as we will be unable to answer them at this time.

                      During the fourth quarter, NCO Portfolio met its operational and financial objectives and exceeded its previous range of earnings guidance. Revenue and net income for the quarter were $20.3 million and $2.2 million, respectively. EPS was 16 cents on a diluted basis.

                      During the quarter, the availability of portfolios in the marketplace continued to be stable. The company purchased approximately $774.9 million of accounts for an aggregate price of approximately $28.5 million or about 3.68 cents on the dollar.

                      Included in NCPM's purchases are $13 million of receivables financed by Cargill with an advance of $10.3 million.

                      The Marlin joint venture which is our vehicle for exploiting utility and healthcare space continues to produce positive results. Through our joint venture, we purchased $80.3 million of accounts for a purchase price of $1.1 million or about 1.37 cents on the dollar.

                      While our ability to purchase at our range has continued to improve over the last several quarters, we continue to be cautious about the sustainability of this trend since there continues to be a significant influx of capital being deployed in the market and some deals continue to price outside of any rational targeted level of profitability.
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                      During the quarter, we recognized approximately 48% of
                      collections as revenue and allocated the remaining 52% to amortization. If you exclude the $5.2 million of sales and resales proceeds we recognized during the quarter, we would have had a 55% revenue recognition percent, which Rick will discuss in more detail in a few moments.

                      Our percentage of revenue to collections continues to be below historical levels as the older portfolios transition to a greater percentage of amortization. This trend is to be expected and will continue to reverse as we continue to operate in a more favorable purchase environment for an extended period of time as the ratio of newer portfolios to older portfolios continues to improve.

                      Additionally, during the quarter, NCO portfolio continued to incur impairment charges on several of our older portfolios. This trend primarily affects portfolios that were purchased prior to the downturn of the economy.

                      As we have discussed in prior calls, portfolios that become impaired go into a cost recovery mode whereby all collections received are applied to the remaining carrying value on our books.

                      Over the past few quarters we have discussed a series of initiatives that were put in place to improve collections and streamline NCPM's cost structure including a balance transfer program with a major credit card issuer. This program continues to be successful. Additionally, during the quarter, we sold several portfolios of older accounts that were deemed to be uncollectible. Both of these programs contributed to our improved earnings during the quarter.

                      During the quarter we continue to purchase certain portfolios of accounts in conjunction with other buyers. This policy helps us to take advantage of larger opportunities while managing the amount of risk associated with any given portfolio.

                      Another advantage of these transactions is our ability to benchmark our performance against our peers on comparable receivables. I am pleased to report that to date our benchmarking efforts have shown that the NCPM servicing model consistently delivers competitive performance.

                      During the fourth quarter, NCO Group's average tenure of the employees utilized to collect our portfolios was 1.27 years, and the average collections for those collectors on a monthly basis was $25,691.

                      As we move into the first quarter of the year, we'll continue to maintain the discipline required to create long-term shareholder value. As always, we'll focus on growth within the confines of strict adherence to our underwriting model. With that said, we currently expect first quarter earnings to be between 8 and 11 cents per share.

                      I'll now turn the call over to Rick Palmer for a financial recap.
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Rick Palmer:          Thank you Michael. Before I get started, I would like to
                      point out that our investment in securitization, that is our investment in our unconsolidated subsidiary known as Creditrust 98-2 has been reclassified and brought on books as purchased accounts receivable at it's carrying value as of December 1, 2003.

                      Results for December are included in the following discussion.

                      During December, all third party interests and obligations in the securitized receivables were ended by repayment of the underlying note payable and related obligations. Consequently the receivables are now consolidated into the Company's results. Prior periods have not been reclassified.

                      Collections for the quarter were $42 million. Collections after amortization of principle yielded revenues of $20.3 million for a revenue recognition percentage of 48% of collections.

                      Collections and revenue recognition percentage were in line with our expectations. Collections this quarter were $5.3 million ahead of last quarter's collections. Last quarter collections of $36.7 million generated $18.8 million in revenue with a revenue recognition percentage of 51%.

                      Collections for the same quarter of last year were $33.3 million, which produced 16.7 million of revenue for a 50% revenue recognition percentage.

                      Included in collections this quarter is $5.2 million of sales and resales proceeds. Of that total, $775,000 proceeds were for the sale of selected non-performing accounts to a leading credit card issuer. These proceeds were the initial guaranteed portion of new contracts entered into in the fourth quarter of 2004. The balance of the proceeds as finally determined will be due upon the completion of secured card offering by the card issuer scheduled to occur in the second quarter of 2004.

                      In addition, also included in collections was $3 million of resale proceeds from the sale of accounts made in connection with the initial acquisition of files in the fourth quarter and $1.4 million in proceeds from ordinary course non-performing account sales.

                      Collections last quarter included $868,000 in proceeds from the completion of last year's sale of selected non-performing accounts to a national card issuer. Collections in the fourth quarter of 2002 included $1.9 million in resales proceeds from accounts sold in connection with the acquisition of files.

                      As you would expect, collections on older files start to decline and collections on new purchases rise to fill in the gaps. Collections and revenues on recent quarter's purchases made in anticipation of the current economic outlook are performing at or above target and generally exceeded our expectations for the fourth quarter, offsetting some of the under-performance that we continue to experience on files purchased in earlier years.
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                      Compared to a year ago, purchases in 2002 and 2003
                      contributed significantly to the increased collections this quarter over the same quarter a year ago.

                      The revenue recognition percentage of 48% this quarter was somewhat lower than last quarter at 51% and last year in the same quarter at 50%.

                      The revenue recognition percentage this quarter was lower compared to those quarters by the significant sales and resales proceeds of $5.2 million included in collections in the fourth quarter of 2003.

                      Selling proceeds generally improve revenue through somewhat higher IRRs on the portfolios affected. However, most of the proceeds are allocated to amortization and hence, reduce the overall rate of revenue as a percent of collections.

                      Excluding the $5.2 million in sales proceeds, the revenue recognition percentage this quarter was 55%.

                      Operating expenses were $14.2 million compared to $13.7 million last quarter and $11.5 million in the fourth quarter of last year. Included in operating expenses are servicing fees of $12.6 million compared to $12.3 million last quarter and $10.2 million in the fourth quarter of last year.

                      It is important when analyzing our results to remember that servicing fees are paid as a commission on collections and not on revenue. Accordingly, strong collections result in higher commissions. Interestingly, the effect on commissions is actually higher than the effect on revenue. Strong collections increase our revenue over time. But the higher servicing fees remain in the current quarter.

                      Of course in the long run, the stronger the collections, the stronger the profit and the profitability.

                      Servicing fees as a percentage of the collections were a blended 30% this quarter in line with our expectations. Last quarter's servicing fees as a percentage of collections were a blended 34%. Servicing fees were 31% of collections in the fourth quarter of last year.

                      Overall, servicing fees have generally increased due to increases in collections and to a lesser extent, increases in the overall rates we pay in servicing costs.

                      Servicing rates have generally risen as files become somewhat more seasoned or we purchase more seasoned files and where legal contingency and third party outsourcing by NCO Group is passed through at higher servicing rates demanded in the market.

                      The decrease in servicing fees as a percentage of collections over last quarter and last year is principally due to significant selling proceeds included in collections in the fourth quarter of 2003. Excluding the $5.2 million in proceeds from collections, the servicing fees as a percentage of collections was 34%.
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                      All the servicing fee this quarter, last quarter and in
                      the fourth quarter last year were paid to NCO Group.

                      Continuing on to impairments on purchased receivables, collection shortfalls in this quarter on certain portfolios acquired over two to three years ago in more favorable economic climate resulted in further reduction in future collection estimates significant enough to create impairment as the expected future collections were less than the carrying values on these portfolios.

                      The impairment recorded for the fourth quarter was $525,000 or 0.4% of the carrying value of all portfolios compared to $226,000 or 0.2% for last quarter.

                      The carrying value of all impaired portfolios at December 31, 2003 aggregated $15.4 million or 10.3% of total carrying value of all purchased account receivables -- up from $8.6 million and 6.2% as of September 30, 2003.

                      Nonetheless, collections on impaired files during the quarter totaled $2.7 million of which $2.5 million was accounted for as amortization of carrying value and $157,000 as revenue from fully cost recovered portfolios.

                      The impairment charge in the fourth quarter of 2002 was $339,000 or 0.2% of the carrying value of all portfolios at December 31, 2002.

                      The carrying values of the impaired portfolios aggregate $5.8 million or 3.9% of the carrying value of all accounts receivable at December 31, 2002.

                      One comment on future impairments. Any anticipated impairments have been taken during the current period. However, estimates in some files will be higher and some lower.

                      Under generally accepted accounting principles, any material additional downward trends on previously impaired files will result in additional impairments in the future.

                      Conversely, once a portfolio is impaired, even if future expectations rise, the portfolio will be kept in an impaired status, and no revenue will be recognized until the cost of the portfolio is fully recovered.

                      Payroll and related and SG&A expenses were all in line with expectations for the quarter. As we have stated previously, these expenses are very small compared to the servicing component of our expense structure. This gives us an advantage by keeping our expense structure variable and scaleable.

                      Operating expenses other than servicing fees increased to $1.6 million this quarter from $1.4 million last quarter and $1.2 million in the fourth quarter of last year. These other operating expenses increased over last quarter due principally to higher impairment expenses recorded this quarter over last quarter.

                      Compared to the same quarter a year ago, the increase is principally attributable to $200,000 in impairments and $200,000 in additional payroll and G&A expense.
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                      Operating income for the quarter was $6.1 million. Last
                      quarter operating income was $5.1 million. For the fourth quarter of last year, operating income was $5.2 million.

                      Other income and expenses relate principally to interest expense. Interest expense is incurred on funds borrowed to finance purchases of portfolios both through the NCO Group credit facility as well as with the Cargill facility for larger purchases.

                      Interest is also incurred on funds borrowed to finance the acquisition of Creditrust, and to finance the securitized debt assumed in the merger.

                      Interest expense was $3 million this quarter compared to $2.7 million last quarter and $2.5 million last year. Interest expense was in line with our expectation. Interest expense increased somewhat over last quarter principally due to an additional $10.3 million borrowing from Cargill in the fourth quarter of 2003.

                      Interest expense was higher over the fourth quarter of last year principally due to borrowing from Cargill on several transactions over the year offset by repayments on other outstanding debt.

                      Recapping our strong cash flow generation, the NCO credit facility was reduced from $36.9 million at the end of last year to $25 million at the end of December 31, 2003.

                      The merger related secured debt was $35.5 million at December 31, 2002 and has been reduced by $2.3 million to $33.2 million at December 31, 2003.

                      Cargill has been repaid $31.7 million on original borrowings of $44.6 million since August 2002 for a balance due at December 31, 2003 of $12.9 million.

                      The company has reduced this outstanding debt from operating cash flows and cash flow from principle amortization on receivables all the while making significant purchases from cash flow over the past 12 months.

                      Additionally, we continued to benefit from a very low cost of funds on two floating rate notes including the NCO Group credit facility.

                      Other income recorded for the quarter was $520,000. This compares to $722,000 last quarter and $455,000 in the fourth quarter last year.

                      The joint venture with Marlin continues to perform very well. Four hundred ninety-seven thousand in this quarter's other income relates to earnings on the Company's 50% interest in the joint venture. This compares to $715,000 last quarter.

                      In the fourth quarter of last year, the joint venture produced $387,000 of other income.
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                      There were no additional impairment expenses this quarter
                      in the joint venture. Our share of the carrying value of the joint venture's impaired files as of December 31,2003, was $50,000, or 0.7% of total purchased AR.

                      The balance of other income was interest earned on invested cash balances.

                      Income taxes were provided at a combined federal and state rate of 37.5% on income before minority interest. All of the tax provision was deferred principally because of using the cost recovery method of income recognition on purchased accounts receivable for income tax reporting purposes and the utilization on net operating loss carry-forwards acquired in the merger with Creditrust.

                      Minority interest was $69,000 this quarter compared to $68,000 last quarter and $15,000 a year ago. As discussed in prior quarters, in December 2002 we purchased an 80% interest in a portfolio from a major financial institution in the United Kingdom in partnership with NCO UK.

                      Late in the fourth quarter of 2003 we made a second investment with NCO UK of $391,000. This purchase had no impact to earnings for last quarter.

                      We plan to make additional investments in the UK with NCO in the future if we find attractive opportunities.

                      Net income for the fourth quarter of 2003 was $2.2 million or 16 cents per share on a diluted basis. This compares with net income last quarter of $1.9 million or 14 cents per share on a diluted basis and $2 million or 15 cents per share on a diluted basis in the fourth quarter of last year.

                      In conclusion, I have a few comments on financial condition. The Company's cash balances were $9.8 million at December 31, 2003. Cash provided by operating activities was $1.4 million for the quarter.

                      Net cash used by investment activities was $1.5 million broken down as follows.

                      Cash was provided by principle amortization of receivables of $21.7 million. Cash was used to purchase receivables at $26.8 million. We incurred an additional deferred purchase price of $1.7 million during the quarter.

                      Cash was provided by NCO UK's contribution for the minority interest on the new purchase in the UK, net of distributions on its existing minority interest of $76,000.

                      Cash was provided by net distributions on the investment in securitization of $2.9 million. And finally, cash was provided by net distributions from the joint venture of $600,000.

                      One further clarification on purchases. Cash flow used to make purchases does not include deferred purchase price to a seller as in the case of our forward flow. Total cash and non-cash purchases were $28.5 million -- significantly above our expectations.
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                      Purchases in our joint venture of $1.1 million were
                      purchased with $600,000 in cash and $500,000 in financing. Our share of the cash purchase price was $300,000.

                      Moving on to financing activities, net cash provided by financing activities was $1.8 million during the quarter. Cash was used to repay $8.5 million on secured debt. And cash was provided by new secured financing from Cargill of $10.3 million.

                      During the quarter, we borrowed and repaid $2 million on the NCOG credit facility. The credit facility now stands at $25 million. The maximum commit is $25 million as of December 31, 2003, and continues at that level until due in March 2006.

                      Looking forward, the Company's cash flow from operations and principle amortization of receivables, while reduced by the economic slowdown, is expected to provide sufficient cash flow to meet all of our obligations and provide sufficient cash flow for purchases of new receivables.

                      Thank you ladies and gentlemen. This concludes my formal presentation.

Michael Barrist:      Thank you Rick. Operator, can we now open up for
                      questions?

Operator:             Yes sir. At this time I would like to remind everyone that in order to ask a question, please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question or comment comes from Bill Warmington of Suntrust Robinson.

Bill Warmington:      Good morning everyone.

Michael Barrist:      Hey Bill.

Bill Warmington:      A couple of questions for you. First, I wanted to ask or
                      comment that cash collections seemed very strong in the fourth quarter and just ask a little bit about whether you're seeing a pick up in that environment or to comment on that?

Michael Barrist:      Yes, basically the cash collections were strong even
                      outside of the sales proceeds. We have not seen -- and we track every business segment we have -- any pickup other than the normal tax season type pickup you see towards the end of January which is tracking right as we expected.

                      In the NCO Group conference call, we're going to spend a lot of time on what we're seeing in the economy. But certainly, the recovery seems to be happening, and at some point it should affect the business.

Bill Warmington:      Right.

Michael Barrist:      But we have not felt it yet.

Bill Warmington:      Okay.

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Michael Barrist:      The more news keeps coming out like it's been coming out,
                      you get more optimistic that it's just a matter of time until it trickles down to us.

Bill Warmington:      Now the - what are your thoughts on the purchase
                      environment? You made a couple of comments on that. I mean is it - you know, where are you seeing the most inflation?
                      Where are you seeing the least, I guess?

Michael Barrist:      Well in the traditional bank card business, the larger
                      pools of second and third placements is typically where you see the most competition right now. There are some players out there with very deep pockets who seem to pay more than we do, but we're not really sure why that is other than they may have different IRR targets. But that is where the competition is.

                      And quite frankly, it's an area where we can step up to the plate because we have a lot of experience and work in those portfolios and a lot of scale. But that's where we see the most competition.

                      Now, the good news is that the fourth quarter was better than expected relative to the amount of portfolios we were able to purchase, and how much cash we were able to deploy even net of Cargill. We had a very good quarter in deploying cash. And we are still cautious about that just because we've been through a lot and we've seen a lot of crazy pricing. But we are hopeful that that trend will continue.

                      And we've also been digging into the smaller buys. We brought on some more people and staff to sell, and focusing on getting a little more creative doing the buys with other purchasers. So we've been doing a lot of things that are starting to really pay off for us.

Bill Warmington:      How about moving more to the fresher end of the
                      charge-offs?

Michael Barrist:      You know, we've always bought a portion of fresher
                      charge-off. It's a little more difficult from a risk-reward perspective. And people's expectations are sometimes a little strange.

                      We look at every deal. And if the right opportunity is there, we can get comfortable that we can get our targeted return on it. We're not afraid of doing fresher charge-off. It's just typically a little more difficult to find the right deals and the right prices in that space.

Bill Warmington:      And the final question would be now that you've got NCPM
                      coming in as part of NCO Group, how are you going to be reporting NCPM's financials going forward?

Michael Barrist:      NCPM, two answers to that question. Let's talk about it
                      business-wise first and then we'll talk about accounting.

Bill Warmington:      Okay.

Michael Barrist:      NCPM, once it rolls into NCO Group, will run exactly as it runs today with the same management team. They will not be a separate reporting entity, but it will still run as a separate business unit. It'll still contract with the service side of NCO for the majority of its servicing needs.

                      From an accounting perspective it'll still continue to be reported as a segment. So from an investor's perspective, you should still have similar visibility to what you have right now.

Bill Warmington:      Okay. All right, well thank you very much.

Michael Barrist:      You're welcome.

Operator:             Your next question or comment comes from Eric Swergold of
                      Gruber & McBaine.

Eric Swergold:        Thanks, but my question was answered. Thanks.

Michael Barrist:      Okay Eric.

Operator:             Again, if you would like to ask a question or to make a
                      comment, please press star then the number 1 on your telephone keypad.

                      At this time sir, there are no further questions.

Michael Barrist:      Great. Thank you and thank you everyone for joining us
                      today. Please feel free to give Rick, or myself a call if you have further questions. And we'll do our best to answer them within the confines of Regulation FD. Thank you.

Operator:             This concludes today's conference call. You may now
                      disconnect.


                                       END